SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is entered as of the 5th day of May 2015 by and between Delbert Humenik (“Executive”) and DEX MEDIA, INC. (the “Company”).
1.Effective May 5, 2015 (the “Termination Date”), Executive’s employment with the Company is terminated without cause and Executive will cease to serve as an officer, employee, and, as applicable, director of the Company and its subsidiaries and affiliates. For the avoidance of doubt, the termination of Executive’s employment is “without Cause,” and is not “in conjunction with a Change in Control” as such capitalized terms are defined in the Company’s Severance Plan – Executive Vice Presidents and above, effective as of July 30, 2014 (the “Plan”), a copy of which is attached hereto as Exhibit A and made a part hereof as if set forth in full herein.
2.    Subject to this Agreement and to the terms and conditions of the Plan and the Confirmation of Severance Protection letter dated as of November 4, 2014, a copy of which is attached hereto as Exhibit B and made a part hereof as if set forth in full herein, Executive shall be entitled to the payments and benefits set forth in the termination letter dated May 5, 2015, a copy of which is attached hereto as Exhibit C. Executive waives, releases and agrees never to assert in any manner against the Company, or any of its subsidiaries or affiliates his right to any payment or benefit not set forth on Exhibit C, including any payment or benefit under any employee benefit plan (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended) other than the SuperMedia Pension Plan for Management Employees, the SuperMedia Savings Plan or any plan sponsored by the Company or its affiliates which provides for post-retirement health benefits. Executive acknowledges that the provisions of Section 3.1(d) of the Plan (pursuant to which payments and benefits under the Plan are subject to the execution of the General Release and the Executive’s continued compliance with his obligations under the Intellectual Property Agreement dated as of November 11, 2010, and Employee Confidentiality and Non-Compete Agreement dated as of November 11, 2010, copies of which are attached hereto as Exhibit D and Exhibit E, respectively, and made a part hereof as if set forth in full herein) shall apply to the amounts paid or payable to Executive under this Agreement and the Plan, and Executive hereby affirms his obligations pursuant to such Employer Protection Obligations and acknowledges the Company’s rights thereunder. For the avoidance of doubt, Executive acknowledges and agrees that, notwithstanding anything to the contrary in the definitive agreements related to the Executive’s stock options, the Executive’s stock options that are listed in Exhibit C as unexercisable as of the Termination Date shall immediately expire upon the Termination Date and Executive shall have no further rights to any such stock options.
3.    In consideration of the premises and the payments and benefits to be made or provided by the Company to Executive under this Agreement and the Plan, Executive, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company, its subsidiaries, its affiliates and their current and former officers, directors, employees and stockholders (collectively, the “Released Parties”) from, and waives and agrees never to assert against the Released Parties, any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, including without limitation, claims under any purported retiree life insurance plan, against the Company or any of its current or former officers, directors, employees or stockholders that Executive ever had, now has or hereafter can, shall or may have for, upon, arising out of or relating to his employment, the termination of his employment, any transaction, dealing, relationship (including the Executive’s ownership of Company stock options, equity based awards, or other securities directly or through any employee plan or other agreement), plan, policy or program of the Company, conduct, act or omission, or any other matter or thing whatsoever occurring or existing at any time prior to and including the date of this Agreement (collectively defined herein as “Claims”). The foregoing release includes, but is not limited to, all claims Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Texas Commission on Human Rights Act, Tex. Rev. Civ. Stat. Art. 5221k; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; the Texas Labor Code, Section 451 et. seq.; the Securities Exchange Act of 1934, codified at 15 U.S.C. § 78a, et. seq.; the Securities Act of 1933, codified at 15 U.S.C. § 77a, et. seq.; the Texas Business and Commerce Code; the Texas Securities Act, Tex. Rev. Stat. Ann art. 581-33 and any other state securities or Blue Sky law; the Employee Retirement Income Security Act of 1974, codified at 29 U.S.C. § 1001, et. seq.; and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees. The parties acknowledge that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. This paragraph 3 and any provision in this Agreement to the contrary notwithstanding, the Company agrees that nothing in this Agreement is intended to release, discharge, waive, restrict or in any manner limit Executive’s rights under and concerning enforcement of this Agreement and the Plan.
4.    Executive shall not make any statements, either directly or through other persons or entities that are disparaging to or of the Company or any of its affiliates, management, current or former officers, directors, shareholders, services, products, operations, prospects or any other matters relating to the Company’s businesses.
5.    The Company has advised Executive in writing to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) he has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) he has elected to enter into this Agreement knowingly and voluntarily, (d) his waiver of rights or claims is in exchange for the good and valuable consideration herein; and (e) if he does so within fewer than twenty-one (21) days from receipt of this Agreement, he has knowingly and voluntarily waived the remaining time. Executive agrees and understands that he may revoke this Agreement regarding his release of claims under the Age Discrimination in Employment Act within seven (7) days after signing it (the “Revocation Period”). Revocation is only effective if Executive delivers a written notice of revocation to Company within seven (7) days after signing this Agreement. Executive understands that this Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the Age Discrimination in Employment Act, in which case Executive has the Revocation Period to revoke his release of those claims. Executive further acknowledges that, notwithstanding anything to the contrary contained herein or in the Plan, Executive shall not be entitled to receive severance payments and benefits under this Agreement or the Plan if Executive revokes this Agreement or if the Revocation Period has not expired within 60 days after the Termination Date.
6.    Each of the parties hereto agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except its own financial, tax, and legal advisors, unless required to disclose such terms to others by legal process or applicable law, in which event the party so ordered shall to the extent practical under the circumstances first give notice to the other party in order that such other party may have an opportunity to seek a protective order. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by the Company; however, after having been so disclosed or appended, Executive shall have a further duty of confidentiality concerning this Agreement, as set forth in this paragraph. In addition, Executive agrees that he remains bound to any agreement he previously executed with the Company or any of its subsidiaries or affiliates, including but not limited to, the Company’s Intellectual Property Agreement and the Employee Confidentiality and Non-Compete Agreement. If any of the terms of this Agreement conflict with the terms of previous agreements executed by Executive, the terms of this Agreement shall be controlling.
7.    Executive has returned, or promptly after the execution of this Agreement will return, to the Company all property of the Company, including but not limited to, any computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in his possession or control. The Company may take reasonable steps to electronically examine such computer equipment that Executive used in the course of his employment. If the Executive later discovers that he has any of the Company’s proprietary or confidential information (as set forth in the Employee Confidentiality and Non-Compete Agreement) remaining in his possession or control, the Executive shall immediately return to the Company all such proprietary or confidential information in the Executive’s possession and control, including all copies and portions thereof.
8.    Executive shall continue to be indemnified for acts and omissions occurring on or prior to the Termination Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company in accordance with their terms as in effect from time to time and that certain Indemnity Agreement by and between Executive and the Company, dated as of April 30, 2013 (the “Indemnification Agreement”). Executive shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered. Executive agrees to promptly notify the Company of any claims made against him in his capacity as a former officer/employee of the Company.
9.    Any notice to be given hereunder shall be in writing and shall be deemed given when hand delivered or mailed by certified mail, return receipt requested, addressed as follows:
To Executive at:    Delbert Humenik
1109 Tina Trail
Southlake, TX 76092

To the Company at:    2200 West Airfield Drive
P. O. Box 619810
D/FW Airport, Texas 75261-9810
Attention: General Counsel
10.    The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. The terms of this Agreement and the Plan are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed, provided, reimbursed, deferred or settled under this Agreement and the Plan will not be subject to any additional taxation or premium interest under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A. Subject to the preceding sentence and notwithstanding any provision of this Agreement or the Plan to the contrary, the following provisions shall apply for purposes of complying with Section 409A:
(a)    Any cash severance payment that may be paid or provided under the Plan is intended to meet the short-term deferral exemption under Section 409A and shall be paid on the 60th day following Executive’s date of termination, provided, that the Executive has not previously exercised any revocation rights described in paragraph 5 above and that the Revocation Period with respect to the exercise of such rights shall have previously expired.
(b)    Notwithstanding Section 4.1 of the Plan, with respect to any post-termination group health plan coverage, (1) for the period of time during which Executive would be entitled (or would, but for this Plan, be entitled) to continuation coverage under a group health plan of the Company under section 4980B of the Code (COBRA) if Executive elected such coverage and paid the applicable premiums (generally, such period is 18 months and is herein referred to as the “initial post-termination coverage period”), Executive shall pay the amount of the applicable premium on a monthly basis and the Company will pay the balance of the premium; and (2) during the balance of the period described in the Plan, if any (following the expiration of the initial post-termination coverage period), Executive shall pay the full cost of the coverage as determined under the then current practices of the Company on a monthly basis, and, at or as soon as practicable (but not more than 2½ months) after the end of each calendar year in which such coverage is provided, the Company shall pay Executive an amount equal to the excess of the premiums paid by the Executive for such coverage during such year over the amount that Executive would have paid for such coverage if Executive’s employment had not terminated.
(c)    Except as otherwise required by Section 5 of Article III of Appendix to the Plan, any payment under Article III of Appendix to the Plan shall be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes are remitted or expenses are incurred, as the case may be.
11.    Executive agrees to cooperate with the Company and its attorneys in connection with any litigation or other proceeding arising out of or relating to any matters in which Executive was involved prior to the Termination Date or with respect to which Executive has information. Executive’s cooperation will include, without limitation, providing assistance to the Company’s counsel, experts and consultants and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Executive’s cooperation is requested after the Termination Date, the Company will (a) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter, and (b) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. The foregoing is in addition to and shall not be deemed to modify the Company’s obligations to indemnify Executive under paragraph 8 of this Agreement, the Indemnification Agreement, and the corporate governance documents of the Company.
12.    The Company represents and warrants to Executive that (assuming this Agreement constitutes the legal, valid and binding obligation of Executive) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and

(b) is subject to the general principles of equity (regardless of whether considered in a proceeding in law or equity).
13.    This Agreement may not be amended except by mutual written agreement of Executive and an authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced. In the event there is a conflict between any provision of this Agreement and any provision of any employee plan or other agreement, plan, policy or program of the Company, the provisions of this Agreement shall control.
14.    Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) or assigns. This Agreement shall be governed by the substantive laws of the State of Texas, without giving effect to any principles of conflicts of law.
15.    The Company and Executive agree to execute and deliver such documents and other instruments and take such further actions as may be reasonably necessary and appropriate to carry out the purposes of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

DEX MEDIA, INC.    EXECUTIVE:

By:/S/ Raymond R. Ferrell Name: Raymond R. Ferrell Title: Executive Vice President — General Counsel and Corporate Secretary	/s/ Del Humenik Delbert Humenik